Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2017, relating to the financial statements and financial statement schedule of Ampco-Pittsburgh Corporation, and the effectiveness of Ampco-Pittsburgh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

January 19, 2018